Exhibit 8.1

May 21, 2010

Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11

Bermuda

Re:	Registration Statement on Form S-3 of Alterra Capital Holdings Limited filed May 21, 2010 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as tax counsel for Alterra Capital Holdings Limited, a Bermuda limited company (the “Company”) in connection with the transactions described in the Registration Statement (the “Transaction”).

We hereby confirm that the discussion and the legal conclusions set forth in the Registration Statement under the heading “Material Tax Considerations,” insofar as such statements purport to summarize the United States federal tax laws referred to therein, are correct in all material respects and constitute our opinion, which is subject to the assumptions and qualifications set forth therein, as to the material tax consequences of the Transaction.

In rendering this opinion, we do not express any opinion concerning any laws other than the Federal laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). Our opinion is based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material Tax Considerations.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld L.L.P.